Exhibit 3.3

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BOARD RULES

INFLARX N.V.

INTRODUCTION

Article 1

1.1	These rules govern the organisation, decision-making and other internal matters of the Board of Directors. In performing their duties, the Directors shall comply with these rules.

1.2	These rules are complementary to, and subject to, the Articles of Association and applicable laws and regulations.

1.3	These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In these rules the following definitions shall apply:

Annual Business Plan	The Company's annual business plan as adopted by the Board of Directors.
Article	An article of these rules.
Articles of Association	The Company's articles of association.
Audit Committee	The audit committee established by the Board of Directors.
Board of Directors	The company's board of directors.
Board Meeting	A meeting of the Board of Directors.
CEO	The Company's chief executive officer.
CFO	The Company's chief financial officer.
Chairman	The chairman of the Board of Directors.
Committee	The Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee.
Committee Charter	The rules concerning the organisation, decision-making and other internal matters of the relevant Committee.
Company	InflaRx N.V.
Company Secretary	The person who is appointed as the Company's company secretary.

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Compensation Committee	The compensation committee established by the Board of Directors.
Conflict of Interests	A direct or indirect personal interest of a Director which conflicts with the interests of the Company and of the business connected with it.
CSO	The company's chief science officer.
Director	A member of the Board of Directors.
Diversity Policy	The diversity policy prepared by the Non-Executive Directors relating to the composition of the Board of Directors and, if and when relevant, the Company's executive committee, addressing concrete targets relating to diversity and the aspects of diversity which the Non-Executive Directors consider to be relevant for the Company.
Executive Director	An executive Director.
External Auditor	The auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged or to be engaged to examine the Company's annual accounts and management report, or the Company's independent outside audit firm for purposes of U.S. laws and regulation (including applicable NASDAQ and/or SEC requirements), as the context may require.
Family Member	A Director's spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.
General Meeting	The Company's general meeting of shareholders.
Internal Controls	The Company's internal risk management and control systems.
NASDAQ	The NASDAQ Stock Market.
Nomination and Corporate Governance Committee	The nomination and corporate governance Committee established by the Board of Directors.
Non-Executive Director	A non-executive Director.
Profile	The profile prepared by the Non-Executive Directors for the size, composition and independence of the group of Non-Executive Directors, taking into account the nature and activities of the Company and its business.

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Qualified Majority	A Simple Majority of votes cast by the Directors, also representing (i) a Simple Majority of votes cast by the Executive Directors and (ii) a Simple Majority of votes cast by the Non-Executive Directors, voting as separate groups of Directors.
RPT Policy	The Company's related person transaction policy.
SEC	The U.S. Securities and Exchange Commission.
Simple Majority	More than half of the votes cast.
Vice-Chairman	The vice-chairman of the Board of Directors.
Website	The Company's website.
2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

COMPOSITION

Article 3

3.1	The Board of Directors consists of two Executive Directors and [four] Non-Executive Directors. Each time when a Director ceases to hold office without being reappointed, the number of Executive Directors or Non-Executive Directors as referred to in the previous sentence decreases accordingly and automatically, provided that there shall always be at least one Executive Director and at least three Non-Executive Directors.

3.2	Without prejudice to the second sentence of Article 3.1, the number of Executive Directors and the number of Non-Executive Directors is determined by the Board of Directors. Such resolution can only be adopted by Qualified Majority in a meeting where at least one Executive Director and at least one Non-Executive Director is present or represented.

3.3	The size, composition and independence of the Board of Directors shall be subject to the Diversity Policy and the Profile. The Profile shall be posted on the Website.

3.4	The Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association and applicable law.

3.5	A person may be appointed as Executive Director for maximum terms of four years each. A person may be appointed as Non-Executive Director for a maximum of two consecutive four-year terms and, subsequently, for a maximum of two consecutive two-year terms.

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3.6	The Board of Directors shall elect an Executive Director to be the CEO. The Board of Directors may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

3.7	The Board of Directors shall further elect from its Executive Directors the CFO and the CSO. The CEO may dismiss the CFO and/or the CSO, provided that the CFO and/or CSO so dismissed shall subsequently continue his/their term of office as an Executive Director without having the title of CFO and CSO respectively.

3.8	Subject to the provisions of the Profile, the Board of Directors shall elect a Non-Executive Director to be the Chairman and another Non-Executive Director to be the Vice-Chairman. The Board of Directors may dismiss the Chairman or the Vice-Chairman, provided that the Non-Executive Director so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairman or Vice-Chairman, as the case may be.

3.9	A Non-Executive Director shall retire in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Non-Executive Director is considered necessary by a majority of the group of Non-Executive Directors.

3.10	The Board of Directors shall ensure that the Company has a sound plan in place for the succession of Directors which is aimed at retaining the appropriate balance in the requisite expertise, experience and diversity on the Board of Directors.

3.11	The Board of Directors shall also ensure that a retirement schedule is prepared in order to avoid, as much as possible and practicable, Non-Executive Directors retiring simultaneously. The retirement schedule shall be posted on the Website.

3.12	The acceptance by an Executive Director of a position as supervisory director or non-executive director in another company shall be subject to the approval of a majority of the group of Non-Executive Directors. An Executive Director shall notify the Non-Executive Directors in advance of any other position he wishes to pursue.

DUTIES AND ORGANISATION

Article 4

4.1	The Board of Directors is charged with the management of the Company, subject to the restrictions contained in the Articles of Association, with the Executive Directors being primarily charged with the Company's day-to-day operations and the Non-Executive Directors being primarily charged with the supervision of the performance of the duties of the Directors. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

4.2	The CFO and the CSO shall regularly report to the CEO and discuss the performance of their tasks and duties with the CEO.

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4.3	The Board of Directors may obtain information from officers and external advisers of the Company in order to perform their duties, and the Company shall facilitate this.

4.4	All Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company's corporate culture, the relationship with the Company's works council or other employee participation body, if any, and the responsibilities of a Director under applicable law.

4.5	The Executive Directors shall ensure that internal procedures are established and maintained which safeguard that relevant information is or becomes known to the Board of Directors in a timely fashion.

4.6	The tasks and duties of the Non-Executive Directors include the supervision of the following matters:

a.	the Company's strategy, the implementation thereof and the principal risks associated with it;

b.	the review by the Executive Directors of the effectiveness of the design and operation of the Internal Controls, including:

i.	any identified material failings in the Internal Controls; and

ii.	any material changes made to, and any material improvements planned for, the Internal Controls;

c.	the functioning of, and the developments in, the relationship with the External Auditor;

d.	the establishment and implementation of the internal procedures referred to in Article 4.5;

e.	the Company's corporate culture and values;

f.	the findings and observations of the Executive Directors relating to the effectiveness of, and compliance with, the Company's code of ethics;

g.	monitoring the operation of the Company's procedure for reporting actual or suspected misconduct or irregularities, the initiation of appropriate and independent investigations into signs of misconduct or irregularities, and, if an instance of misconduct or an irregularity has been discovered, adequate follow-up of recommendations for remedial actions;

h.	the Company's relations with shareholders; and

i.	if and when the Executive Directors establish an executive committee, the functioning of such executive committee, the relationship of such executive committee with the Executive Directors and the compensation of the members of such executive committee who are not Directors.

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4.7	At least annually, the Non-Executive Directors shall evaluate - outside the presence of the Executive Directors - the functioning of the Committees and the functioning of the individual Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Directors require further training or education. During such evaluations, the Directors should be able to express their views confidentially. When performing their evaluations, the Non-Executive Directors shall consider:

a.	the mutual interaction among the Directors;

b.	lessons learned from recent events; and

c.	the desired profile, composition, competency and expertise of the Board of Directors.

4.8	In addition, the Non-Executive Directors shall review and discuss, at least annually, the other positions held by Directors.

CHAIRMAN, VICE-CHAIRMAN AND COMPANY SECRETARY

Article 5

5.1	The Chairman, in regular consultation with the CEO, shall ensure that:

a.	the Non-Executive Directors have proper contact with the Executive Directors, the Company's works council or other employee participation body, if any, and the General Meeting;

b.	the Board of Directors shall elect a Vice-Chairman;

c.	there is sufficient time for deliberation and decision-making by the Board of Directors;

d.	the Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

e.	the Board of Directors and the Committees have a balanced composition and function properly;

f.	the functioning of individual Directors is reviewed at least annually;

g.	the Directors follow their induction programme, as well as their education or training programme;

h.	the Executive Directors performs activities in respect of corporate culture;

i.	the Board of Directors recognises signs of misconduct or irregularities from the Company's business and ensures that any (suspicion of) material misconduct and irregularities are reported to the Board of Directors without delay;

j.	the General Meeting proceeds in an orderly and efficient manner;

k.	effective communication with the Company's shareholders is assured; and

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l.	the Non-Executive Directors shall be involved closely, and at an early stage, in any merger or takeover process involving the Company.

5.2	If the Chairman is absent or incapacitated, he may be replaced temporarily by the Vice-Chairman.

5.3	The Chairman shall act on behalf of the Board of Directors as the primary contact for Directors and shareholders regarding the functioning of Directors, except for the Chairman himself. The Vice-Chairman shall fulfil such role regarding the functioning of the Chairman.

5.4	The Board of Directors shall be supported by the Company Secretary. The Company Secretary shall be appointed and dismissed by the Board of Directors.

5.5	The Company Secretary shall:

a.	ensure that the proper procedures within the organisation of the Board of Directors are followed and that the Company's statutory obligations and its obligations under the Articles of Association are complied with;

b.	facilitate the provision of information to the Board of Directors;

c.	support the Chairman in the organisation of the affairs of the Board of Directors; and

d.	report instances to the Chairman where the Company Secretary, when undertaking work for the benefit of the Executive Directors, becomes aware of a divergence of the interests of the Executive Directors from those of the Non-Executive Directors.

DECISION-MAKING

Article 6

6.1	The Board of Directors shall meet as often as any of the Directors deems necessary or appropriate.

6.2	Directors are expected to attend Board Meetings and the meetings of the Committees of which they are members. If a Director is frequently absent at such meetings, he shall be held accountable by the Board of Directors.

6.3	A Board Meeting may be convened by the Chairman or any Executive Director by means of a written notice. If the Chairman or an Executive Director fails to convene a Board Meeting within one week after a request was made by any Director to do so, the requesting Director(s) may convene the Board Meeting by means of a written notice.

6.4	All Directors shall be given reasonable notice of at least one week for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it. Notice of a

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Board Meeting shall include the date, time, place and agenda for that Board Meeting and shall be sent to the Directors in writing.

6.5	If a Board Meeting has not been convened in accordance with Articles 6.3 and 6.4, resolutions may nevertheless be passed at such Board Meeting by a unanimous vote of all Directors.

6.6	All Board Meetings shall be chaired by the Chairman or, in his absence, by the Vice-Chairman or, in his absence, by another Director designated by the Directors present at the relevant Board Meeting. The chairman of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Director.

6.7	Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance of all necessary formalities, provided that such minutes are certified by a Director.

6.8	Without prejudice to Article 6.12, each Director may cast one vote in the decision-making of the Board of Directors.

6.9	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board of Directors.

6.10	Resolutions of the Board of Directors shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority unless these rules provide differently.

6.11	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Directors who are present or represented at a Board Meeting.

6.12	Where there is a tie in any vote of the Board of Directors, the Chairman shall have a casting vote. In case the Chairman does not exercise his casting vote as referred to in the preceding sentence due to (i) his absence in a Board Meeting, (ii) him having a conflict of interests as referred to in Article 10 or (iii) him abstaining from voting, the CEO may exercise such casting vote instead, except for resolutions concerning the compensation of the Executive Directors. The foregoing only applies if there are at least three Directors in office. Otherwise, the relevant resolution shall not have been passed.

6.13	Board Meetings can be held through audio-communication facilities, unless a Director reasonably objects thereto.

6.14	Resolutions of the Board of Directors may, instead of at a Board Meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them reasonably objects to this decision-making process. Articles 6.8 through 6.12 apply mutatis mutandis.

6.15	The group of Executive Directors and the group of Non-Executive Directors, respectively,

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can validly pass resolutions in respect of matters which fall under the tasks and duties allocated to them pursuant to these rules. In respect of the decision-making of the group of Executive Directors and the group of Non-Executive Directors, the above provisions of this Article 6 apply mutatis mutandis.

6.16	The Board of Directors allocates all of its tasks and duties and decision-making powers to the Executive Directors, except with respect to the matters listed in Annex A to these board rules. The matters listed in Annex A to these board rules require the approval of the full Board of Directors.

6.17	The Board of Directors may require that officers and external advisers attend Board Meetings. In particular, the Board of Directors shall request the External Auditor to attend the Board Meeting where the External Auditor's audit report regarding the Company's financial statements is discussed.

LONG-TERM VALUE CREATION AND CORPORATE CULTURE

Article 7

7.1	The Executive Directors shall develop their views on long-term value creation by the Company and its business. The Executive Directors shall formulate a strategy consistent with those views in consultation with the Non-Executive Directors.

7.2	When formulating the Company's strategy, the following elements shall be considered:

a.	implementation and feasibility;

b.	the business model applied by the Company and the markets where the Company operates;

c.	opportunities and risks for the Company;

d.	the Company's operational and financial goals and their impact on its future position in the markets where the Company operates;

e.	the interests of the Company's stakeholders; and

f.	other aspects relevant to the Company and its business, such as the environment, social and employee-related matters, the supply chain within which the Company operates, respect for human rights and combatting corruption and bribery.

7.3	The Board of Directors is responsible for stimulating openness and accountability among the Directors and between the different corporate bodies of the Company.

7.4	The Board of Directors shall adopt values for the Company and its business which contribute to a corporate culture focused on long-term value creation. The Executive Directors shall ensure that the Company's corporate values are embedded in the Company's organisation and that they are maintained regularly. When adopting the Company's corporate values, the Board of Directors shall consider the following matters:

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a.	the Company's strategy and the business model;

b.	the environment in which the Company operates; and

c.	the existing culture within the Company and its business and whether it is necessary or advisable to make changes to such existing culture.

7.5	The Board of Directors shall encourage behaviour which is consistent with the Company's corporate values, and it shall propagate such values through leading by example.

7.6	The Executive Directors shall monitor the effectiveness and compliance with the Company's code of ethics and it shall inform the Non-Executive Directors of its findings and observations relating thereto.

RISK MANAGEMENT AND INTERNAL CONTROLS

Article 8

8.1	The Executive Directors shall:

a.	identify and analyse the risks associated with the Company's strategy and its activities;

b.	establish the Company's risk appetite; and

c.	ensure that measures are put in place in order to counter the risks being taken by the Company.

8.2	Based on their risk assessment, the Executive Directors shall design, implement and maintain adequate Internal Controls.

8.3	The Executive Directors shall monitor, and continuously improve, the operation of the Internal Controls. At least annually, the Executive Directors shall carry out a systematic assessment of the design and effectiveness of the Internal Controls, considering in any event:

a.	the material control measures relating to strategic, operational, compliance and reporting risks;

b.	observed weaknesses in the Internal Controls;

c.	reports of misconduct and irregularities within the Company's organisation, including reports from whistleblowers; and

d.	lessons learned and other findings from the External Auditor.

8.4	The Executive Directors shall review and discuss the effectiveness of the design and operation of the Internal Controls with the Audit Committee, and discuss such review with the other Non-Executive Directors. This review shall include:

a.	any identified material failings in the Internal Controls; and

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b.	any material changes made to, and any material improvements planned for, the Internal Controls.

8.5	The Executive Directors shall inform the Chairman without delay of any signs of actual or suspected material misconduct or irregularities within the Company and its business.

8.6	The Executive Directors shall ensure that the Audit Committee shall have:

a.	sufficient resources to prepare and execute the Company's internal audit plan;

b.	access to information that is important for the performance of the tasks and duties allocated to the Audit Committee; and

c.	direct access to the External Auditor.

8.7	For as long as the Company has no internal audit department, the Board of Directors shall assess at least annually whether adequate alternative measures have been taken, also taking into account the recommendation by the Audit Committee, and it shall consider whether it is necessary to establish such an internal audit department.

EXTERNAL AUDITOR

Article 9

9.1	The Executive Directors shall ensure that the External Auditor shall receive all information that is necessary for the performance of its tasks in a timely fashion and that the External Auditor shall have the opportunity to respond to such information.

9.2	The Executive Directors shall review and discuss the External Auditor's draft audit plan with the External Auditor.

9.3	The Executive Directors shall allow the Non-Executive Directors to examine the most important points of discussion arising between the External Auditor and the Executive Directors, if any, based on the External Auditor's draft management letter or its draft audit report.

9.4	The Board of Directors shall nominate the External Auditor to the General Meeting for appointment on the basis of a recommendation by the Audit Committee. The main conclusions regarding such nomination and the outcome of the selection process of the External Auditor shall be communicated to the General Meeting.

9.5	The External Auditor's engagement to audit the Company's financial statements shall be subject to the approval of the Board of Directors, including the affirmative vote of a majority of the group of Non-Executive Directors, on the basis of a recommendation by the Audit Committee.

CONFLICT OF INTERESTS

Article 10

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10.1	A Director shall promptly report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or such Director to the other Directors, providing all relevant information relating to such transaction, including the involvement of any Family Member.

10.2	The determination whether a Director has a Conflict of Interests shall primarily be the responsibility of that Director. However, in case of debate, that determination shall be made by the Board of Directors without the Director concerned being present.

10.3	A Director shall not participate in the deliberations and decision-making of the Board of Directors on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Board of Directors, the resolution may nevertheless be passed by the Board of Directors as if none of the Directors has a Conflict of Interests.

10.4	Transactions in respect of which a Director has a Conflict of Interests shall be agreed on arms' length terms. Any such transactions where the Conflict of Interests is of material significance to the Company and/or to the Director concerned shall be subject to the approval of the Board of Directors.

10.5	In order to avoid potential Conflicts of Interests, or the appearance thereof, Directors shall not:

a.	enter into competition with the Company;

b.	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.	provide unjustified advantages to third parties to the detriment of the Company;

d.	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

10.6	The Company shall not grant its Directors any personal loans, guarantees or similar financing arrangements.

TRANSACTIONS with shareholders

Article 11

Transactions between the Company and a shareholder holding ten percent or more of the Company's issued share capital shall be agreed on arms' length terms and in accordance with the RPT Policy. Any such transactions which are of material significance to the Company and/or to the shareholder concerned shall be subject to the approval of the Board of Directors.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article 12

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12.1	The Directors shall be subject to the Company's policy on the ownership of and trading in ordinary shares in the Company's capital and/or derivative financial instruments.

12.2	In addition, each Director shall practice great reticence:

a.	when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Director violating applicable insider trading and/or market manipulation prohibitions; and

b.	when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

12.3	Any ordinary shares in the Company's capital held by a Non-Executive Director are expected to be long-term investments.

COMMITTEES

Article 13

13.1	The Board of Directors has established the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee and may establish such other Committees as deemed to be necessary or appropriate by the Board of Directors.

13.2	Each Committee is subject to the general rules of this Article 13 and its respective Committee Charter.

13.3	Article 6 applies mutatis mutandis to the decision-making of a Committee, provided that:

a.	references to the Chairman should be interpreted as being references to the chairman of the relevant Committee; and

b.	the Committee Charter of the relevant Committee may deviate from Article 6.

13.4	The Board of Directors shall regularly review and discuss the reports received from the respective Committees.

13.5	If and when the Board of Directors establishes an executive committee, the Executive Directors shall ensure that their expertise and responsibilities are safeguarded and that the Non-Executive Directors are informed adequately of the performance by the executive committee of the tasks and duties allocated to it.

AMENDMENTS AND DEVIATIONS

Article 14

Pursuant to a resolution to that effect, the Board of Directors may amend or supplement these rules and allow temporary deviations from these rules. Such resolution can only be adopted by Qualified Majority in a meeting where at least one Executive Director and at least one Non-Executive Director is present or represented.

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GOVERNING LAW AND JURISDICTION

Article 15

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

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ANNEX A - MATTERS REQUIRING FULL BOARD APPROVAL

The Board of Directors allocates all of its tasks and duties and decision-making powers to the Executive Directors, to the extent permitted by law and except with respect to (i) tasks and duties allocated to any of the Committees in their respective charters or to the full Board of Directors or the group of Non-Executive Directors under these rules.

Notwithstanding the foregoing and except as agreed in the Annual Business Plan, the matters listed below require the approval of the full Board of Directors:

a)	adoption of, or amendments to, the Company's long-term strategy;

b)	adoption of, or amendments to, the Annual Business Plan;

c)	adoption of, or amendments to, the Company's corporate culture and values;

d)	approval of the Company's annual accounts (jaarrekening) and annual board report (bestuursverslag);

e)	transactions by the Company that:

i.	lead to a substantial amendment or deviation from the approved Annual Business Plan and/or an overrun of the approved Annual Business Plan by more than 15% in total;

ii.	require the approval of the General Meeting; or

iii.	represent a value exceeding 15% of the Company's total asset value according to its most recent consolidated balance sheet,

provided, in each case, that a series of related transactions shall be deemed to be the same transaction and, provided further, that the definition of "transactions" shall include the making of acquisitions, disposals, investments, divestment, the entering into of financing arrangements (whether as lender, borrower, guarantor or obligor), the creation of security rights or other encumbrances, the granting of suretyships, joint liabilities, indemnities and guarantees, and the making of private offerings of shares, bonds or other financial instruments;

f)	public offerings and/or the admission to listing and trading of shares, bonds or other financial instruments on any stock exchange (except to the extent it concerns the admission to listing and trading of shares, bonds or other financial instruments of the class and type already admitted to listing and trading on the stock exchange concerned), or the termination of any such listing;

g)	proposing resolutions to the General Meeting concerning a merger, demerger or dissolution of the Company, amendments to the Articles of Association or the appointment, reappointment or dismissal of the External Auditor;

h)	approval of the External Auditor's engagement;

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i)	oversight of the Audit Committee's tasks and responsibilities in respect of the appointment, compensation, retention and oversight of the Company's External Auditor;

j)	appointment and dismissal of the Company's senior internal auditor (if any);

k)	approval of the Company's internal audit plan (if and when applicable);

l)	approval of procedures established for reporting of actual or suspected misconduct or irregularities;

m)	approval of deviations from the Company's code of ethics (whether or not such deviations are of a temporary or continuous nature) and oversight of the Audit Committee's tasks and responsibilities in respect of administering and reviewing the Company's code of ethics (including the procedure for complaints included therein);

n)	approval of changes to the Internal Controls and oversight of the Audit Committee's tasks and responsibilities in respect of monitoring and reviewing the Internal Controls;

o)	approval of changes to the arrangements and procedures in relation to the External Auditor;

p)	appointment and dismissal of the Company secretary (if any);

q)	appointment and dismissal of Committee Members and, more generally, evaluating the composition of the Committees;

r)	determination of a Director's independence and qualifications for purposes of applicable NASDAQ and SEC requirements and for purposes of the Dutch Corporate Governance Code;

s)	approval of acceptance of a supervisory board position by an Executive Director (if and when applicable); and

t)	entering into, amending, terminating or extending Related Person Transactions (as defined in the RPT Policy).